Exhibit 99.1

29 January 2024

Flutter Entertainment plc (“Flutter” or the “Company”)

Flutter commences trading on the NYSE. Proposed transition of primary listing to US

Trading to commence on NYSE

Flutter is pleased to announce today, 29 January 2024, the listing of the Company’s ordinary shares on the New York Stock Exchange (“NYSE”), with trading to commence at 09.30 ET.

Flutter also confirms that the cancellation of the secondary listing of the Company’s ordinary shares on Euronext Dublin took effect at 08.00 GMT today. Flutter retains its premium listing on the London Stock Exchange (“LSE”) and its ordinary shares continue to trade on the Main Market of the LSE (ISIN: IE00BWT6H894).

Flutter’s shares will trade on the NYSE under the ticker symbol: “FLUT” (CUSIP No.: G3643J 108) and will trade on the LSE under its existing ticker symbol: “FLTR”.

Proposal to move primary listing to the NYSE

As outlined in February 2023, the Board believes listing on the NYSE will unlock long-term strategic and capital market benefits by:

•	Enhancing the Group’s profile in the US

•	Better enabling the recruitment and retention of US talent

•	Giving the Group access to much deeper capital markets, and to new US domestic investors

•	Providing greater overall liquidity in Flutter shares

•	Giving optionality to pursue a primary listing in the US - one of the criteria for access to important US indices.

Since February 2023, management has engaged widely with US investors, existing and potential, along with existing shareholders globally. The feedback received has been very supportive of moving Flutter’s primary listing to the US.

As a result, the Board believes that the NYSE is now the optimal location for Flutter’s primary listing of its shares, and that the transition should be made as soon as practicable. This proposal will be put to shareholders as a Special Resolution at the 2024 AGM on 1 May 2024. Subject to shareholder approval, the transition is expected to become effective in late Q2/early Q3.

Following transition, the Board intends to retain Flutter’s UK listing as a secondary listing and believes this will ensure the greatest number of investors will be able to continue to hold Flutter shares and benefit from future value creation. Further details will be communicated in due course ahead of the AGM.

Peter Jackson, Chief Executive, commented:

“With our NYSE listing effective today, this is a pivotal moment for the Group as we make Flutter more accessible to US based investors and gain access to deeper capital markets. We believe a US primary listing is the natural home for Flutter given Fanduel’s #1 position in the US, a market which we expect to contribute the largest proportion of profits in the near future.”

Enquiries

Company Secretary: Cosec@flutter.com

Investor Relations: Investor.relations@flutter.com

Press: Corporatemedia@flutter.com